Delaware Investments Dividend and
Income Fund, Inc.
NSAR

Exhibit List


Exhibit		Reference

77.D	Policies with respect to
security investments.

77.Q.1	Amended and Restated By
Laws of Delaware Investments Dividend
and Income Fund, Inc. dated November 16,
2006.

77.Q.2	Information called for by
instructions to sub item 77Q2.